Exhibit 99.1

NEWS RELEASE

Shoe Pavilion Reports First Quarter 2006 Results

First Quarter 2006 Highlights:
  Opened 5 New Large-Format Stores in Q1
  Top Line Sales Growth of 17% over Q1 2005

Sherman Oaks, California - May 11, 2006.- Shoe Pavilion, Inc. (Nasdaq NM: SHOE) today announced results for its first quarter 2006, which ended on April 1, 2006.

Shoe Pavilion reported Net sales for the first quarter ended April 1, 2006 increased 17.2%, to $27.3 million from $23.3 million for the same period last year. Comparable store net sales decreased 1.1% for the first quarter ended April 1, 2006 as compared to the same period last year.

Net income was $198,000, or $0.03 cents per diluted share, for the first quarter ended April 1, 2006 compared to net income of $406,000 or $0.06 cents per diluted share, for the first quarter ended April 2, 2005.

Gross profit for the first quarter of 2006 increased 15.7% to $9.3 million or 34.0% of net sales compared to $8.0 million or 34.4% of net sales for the prior year.

Selling, general and administrative expense for the first quarter of 2006 were $8.8 million or 32.1% of net sales compared to $7.2 million or 31.0% of net sales for the prior year.

The Company opened five new stores and closed two stores during the first quarter of 2006 as part of its strategic plan that focuses on closing smaller stores and opening larger stores in power retail centers.

Dmitry Beinus, Chairman and CEO, stated "Our earnings per share for the 1st quarter are within the range of our EPS expectations and the earnings guidance which we provided on March 9, 2006. In the 1st quarter we absorbed approximately $500,000, or $0.04 per share in one time expenses related to the opening of stores in our new Dallas Market and incremental audit fees associated with our year-end audit. Our new unit growth plans we previously communicated for this year are on track and we are pleased with the performance of the new stores opened this quarter."

Conference Call Information:

Dmitry Beinus, Chairman and CEO, and Neil T. Watanabe, Executive Vice President and CFO, will host a conference call to discuss the first quarter 2006 results on Thursday, May 11, at 4:00 p.m. Eastern Daylight Time (1:00 p.m. Pacific Daylight Time).

To participate, please dial 866-200-5830 or 732- 694-1588 and enter pin code 182158# a few minutes prior to the call to establish your line. Participants will be in listen-only mode followed by an open question and answer session.

A phone replay will also be available through May 26, 2006 by calling 866-206-0173 and entering the Conference Reference Code 167173#.

Shoe Pavilion is a leading independent off-price branded footwear retailer in the Western United States. It offers a broad selection of women's, men's and children's designer label and branded footwear, typically at 20% to 60% below department store regular prices. The Company has 93 stores in California, Washington, Oregon, Arizona, Nevada and Texas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: this press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Contact: Neil T. Watanabe, EVP & CFO
             (818) 907- 9975

Shoe Pavilion, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	April 1,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$ 454	$ 494
Receivables	1,863	1,091
Inventories	51,473	41,097
Deferred income taxes	1,003	1,003
Prepaid expenses	2,264	161
Total current assets	57,057	43,846

Property and equipment, net	7,758	5,948
Deferred income taxes and other	2,488	2,411
TOTAL	$ 67,303	$ 52,205

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 17,987	$ 7,481
Accrued expenses	3,175	5,184
Borrowings under credit agreement	155	7,803
Current portion of capitalized lease obligations	57	57
Total current liabilities	21,374	20,525

Deferred rent	6,393	5,300
Long-term portion of capitalized lease obligations	207	209
Total liabilities	27,974	26,034

STOCKHOLDERS' EQUITY:
Preferred stock- $.001 par value; 1,000,000 shares authorized;
0 (2006) and 3,000 (2005) shares issued and outstanding	-	-
Common stock- $.001 par value: 15,000,000 shares authorized;
9,506,199 (2006) and 6,927,771 (2005) shares issued
and outstanding	10	7
Additional paid-in capital	29,907	16,950
Retained earnings	9,412	9,214
Total stockholders' equity	39,329	26,171
TOTAL	$ 67,303	$ 52,205

Shoe Pavilion, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share)

	Quarter Ended

	April 1,	April 2,
	2006	2005

Net sales	$ 27,269	$ 23,299
Cost of sales and related occupancy expenses	17,997	15,283
Gross profit	9,272	8,016
Selling, general and administrative expenses	8,754	7,234
Income from operations	518	782
Interest expense	(179)	(111)
Income before income taxes	339	671
Income tax expense	(141)	(265)
Net income	$ 198	$ 406

Earnings per share:
Basic	0.03	0.06
Diluted	0.03	0.06

Weighted average shares outstanding:
Basic	7,567	6,801
Diluted	7,801	7,054